Exhibit 99.1

HIGHER ONE ANNOUNCES SENIOR LEADERSHIP SUCCESSION PLAN

CEO Dean Hatton to retire and remain a member of the Board of Directors, Co-Founder Mark Volchek to become CEO, Co-Founder Miles Lasater to become Chairman of the Board, President and Chief Operations Officer

NEW HAVEN, Conn. – (BUSINESS WIRE) – Jan. 12, 2012 – Higher One announced today that Dean Hatton plans to retire as the Company’s Chief Executive Officer on or before June 30 of this year.  The Board has named Mark Volchek, co-founder and Chief Financial Officer, to succeed Mr. Hatton as CEO effective upon Mr. Hatton’s retirement.  The Board has promoted Miles Lasater, co-founder and Chief Operations Officer, to the additional role of President following Mr. Hatton’s retirement.  The Board also intends to elect Mr. Lasater to replace Mr. Volchek as Chairman of the Board at the time of the 2012 Annual Shareholder Meeting, continuing the separation of the Chairman and CEO roles.  The company will launch a search for a new CFO to succeed Mr. Volchek in the near future.  Mr. Hatton will continue to serve as a member of the Board of Directors.

“In my time at Higher One I’ve had the privilege of working with some of the most innovative, intelligent, and hardworking people I’ve ever met,” said Mr. Hatton. “Over the past decade I have worked closely with the founders to grow Higher One from a nascent idea into a thriving company, currently offering services to over 770 college campuses with total enrollment of over 5.8 million students.  It has been a pleasure to watch Mark and Miles grow with the company, and they are extremely qualified to lead Higher One through the next phase of its growth.  As I transition out of my role as CEO, I am fully confident in the ability of Mark and Miles to continue to lead a fast-growing business that employees love working for and that clients love doing business with.”

“Dean has been instrumental in growing Higher One from a start-up into a highly successful public company,” said Stewart Gross, Partner at Lightyear Capital and lead independent director of Higher One.  “He has consistently demonstrated a superb ability to build consensus and motivate people towards a common goal.  Since being named CEO in 2002, Dean has helped the founders realize their vision for the company, and helped Higher One reach this stage of maturity.  We are excited to have Mark and Miles continue Higher One’s growth through their strong leadership, industry knowledge, and strategic vision.”  Mr. Volchek said, “Dean, Miles and I have worked very closely together in shaping and executing the company’s strategy for the past 10 years.   We don’t anticipate any change in our strategy or operating model as a result of this well planned transition.”

About Higher One Holdings, Inc.

Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on helping college business offices manage operations and providing enhanced service to students. Through a full array of services from refunds, payments, electronic billing, payment plans and more, Higher One works closely with colleges and universities to ensure students receive Financial Aid refunds quickly, can pay tuition and bills online, make on-campus and community purchases and learn the basics of financial management.

Higher One provides its services to approximately 5.8 million students at distinguished public and private higher education institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

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Investor Relations Contact:
Ken Goff, Investor Relations
kgoff@higherone.com
203-776-7776 x4462